EMPLOYMENT AGREEMENT

         AGREEMENT made this 29th day of June 2006, by and between Thinkpath, Inc., an Ohio corporation (hereinafter alternatively called the "company" or "Employer") and Robert Stramara, an individual residing at 29 Olcott Street, Somerset, New Jersey, 08873 (hereinafter called the "Employee").

                                   WITNESSETH

         Employer desires to employ Employee and Employee desires to accept such employment on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, there parties hereto agree as follows:

                                 1. EMPLOYMENT

         Employer hereby employs Employee, and Employee hereby accepts such employment, as Operations Manager, New Jersey office, and in such capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee. Specifically, the Employee shall serve as the Operations Manager of the New Jersey office and shall have all powers and authority incidental thereto, as described in Exhibit A hereto. The Employee shall be required to report to and shall be subject to the supervision of James McLafferty, General Manager, New Jersey office who has the authority to supervise or direct Employee in the performance of his duties.

                            2. FULL TIME OCCUPATION

     Employee shall devote Employee's entire business time, attention and efforts to the performance of Employee's duties under this Agreement, and shall serve Employer faithfully and diligently and shall not engage in any other employment while employed by the Employer.



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                       3. COMPENSATION AND OTHER BENEFITS

         (A) SALARY. Employer shall pay to Employee, as compensation for the services rendered by Employee, during Employee's employment under this Agreement, a salary of $84,000 per annum to be paid bi-weekly or in such other periodic installments upon which Employer and Employee shall mutually agree;

         (B) BONUSES AND COMMISSIONS. Employee shall be entitled to certain bonuses and commissions as set forth on Exhibit A hereto;

         (C) BENEFITS. Employee shall be entitled to all benefits provided by Employer to employees of the same or similar title as set forth on Exhibit A hereto;

         (D) REIMBURSEMENT OF EXPENSES. The Employee may incur reasonable expenses furthering the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Employee for all business expenses if Employee presents an itemized account of expenditures, pursuant to Company policy. An extraordinary expense in excess of $500.00 must receive prior approval in accordance with Company policy;

         (E) AUTOMOBILE ALLOWANCE. Employee shall be entitled to a $500.00 monthly automobile allowance inclusive of any lease payments:

         (F) VACATION. Employee shall be entitled to a yearly vacation of four
(4) weeks with pay.

                             4. TERMS OF EMPLOYMENT

         (A) EMPLOYMENT TERM. The term of Employee's shall commence on June 29, 2006 and shall continue until June 29, 2007 (the "Initial Term") and from year to year thereafter, unless and until terminated by either party as set forth below. The term of employment will be automatically extended for an additional annual period on terms no less favorable than those contained in this Employment Agreement provided, however, that either party may terminate this Agreement at the end of its initial term or any subsequent annual term by giving three (3) months (ninety days) prior written notice of its election to do so.


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         (B) TERMINATION UNDER CERTAIN CIRCUMSTANCES. Notwithstanding anything to the contrary herein contained:

         (i) Employee's employment shall be automatically terminated, without notice, effective upon the Employee's death;

         (ii) If Employee shall breach or violate any of the provisions of this Agreement, or fail to perform in a manner reasonably satisfactory to Employer any of the duties required of the Employee and such breach, violation or failure shall continue for a period of ten (10) days after the Employer shall have given Employee written notice specifying the nature thereof in reasonable detail, Employer may, at its option, upon notice to Employee, terminate Employee's employment if such termination is approved by a majority of the Employer's Board of Directors, effective on the date of such an approval.

         (C) TERMINATION FOR CAUSE. The Employer shall have the right to immediately terminate Employee "for cause" as defined as follows:

         (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company;

         (ii) intentional violation by the Employee of the Employee's material obligations under this Agreement which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the company, or


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         (iii) the conviction of the Employee for a crime of the first or second degree involving an act of moral turpitude.

         (D) COMPENSATION UPON TERMINATION. In the event that Employee is terminated for any reason other than "for cause", as defined in Paragraph 4(d) above, or in the event Employer terminates this Agreement at the end of its initial term or any subsequent annual term in accordance with paragraph 4(a) above, Employee shall be entitled to a lump sum payment within thirty (30) days of termination equivalent to 50% of his annual salary. In the event of termination "for cause", or because of the death of the Employee, then Employee shall not be entitled to any such compensation. However, Employee shall be entitled to the reimbursement of any expenses pursuant to Paragraph 3(d) hereof and unpaid vacation.

                 5. NON-COMPETITION AND CONFIDENTIAL INFORMATION

         (A) NON-COMPETITION IF PAID COMPENSATION UPON TERMINATION. In the event Employee is paid compensation upon termination in accordance with Paragraph 4(d) above, Employee agrees as follows: During the term of the Employee's employment Employer and for the period ending twelve (12) months after the termination of Employee's employment with Employer, regardless of the reason therefore, Employee shall not (whether directly or indirectly) canvas, solicit, employ or retain any client, customer or employee of the Employer regardless of location. As used herein, customer of Employer shall mean any person, firm or entity that purchased goods or services from Employer during the period of the Employee's employment with Employer. However, it is agreed that upon termination of Employee's employment with Employer, regardless of the reason therefore, Employee may become employed with, or may otherwise be retained by, any client or customer of Employer in a capacity which does not compete with Employer.


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         (B) NON-COMPETITION IF NOT PAID COMPENSATION UPON TERMINATION. In the
event Employee is not paid compensation upon termination in accordance with Paragraph 4(d) above, Employee agrees as follows: During the term of Employee's employment with Employer, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory or solicit, canvas or accept, or authorize any other person, firm or entity, to solicit, canvas or accept, from any customers of Employer, any business within the Restricted Territory for Employee for any other person, firm or entity. Additionally, for the period ending twelve (12) months after termination of Employee's employment with Employer, regardless of the reason therefore, Employee shall not, as part of a business competing with Employer, canvas, solicit, or entice any client or customer with whom Employer did business during Employee's employment with Employer and shall not solicit, entice or retain any other employee of Employer. However, it is agreed that upon the termination of Employee's employment with Employer, regardless of the reason therefore, Employee may become employed with, or otherwise retained by, any client or customer of the Employer in a capacity which does not compete with Employer.

         (C) CONFIDENTIAL INFORMATION. Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the "Confidential Information") obtained by Employee in the course of the Employee's employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee's benefit or for the benefit of any person, firm or entity at any time either during or subsequent to the term of the Employees' employment, any Confidential Information, except as required in the performance of Employee's duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any trade secrets, knowledge or information with respect to processes, inventions, formulae, machinery manufacturing techniques or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, sales or distribution or practices of Employer.


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         (D) RETURN OF BOOKS AND PAPERS. Upon the termination of Employee's employment with Employer for any reason, Employee shall deliver promptly to Employer all catalogues, manuals, memoranda, drawings, and specifications; all cost, pricing and other financial data; all customer information; all other written or printed materials which are the property of Employer (and any copies of them); and all other materials which may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee's possession whether prepared by Employee or not.

         (D) DISCLOSURE OF INFORMATION. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes and improvements of any kind relating to the business of the Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee's employment with Employer.

         (E) ASSIGNMENT. Employee hereby assigns to Employer or its nominee, the entire right, title and interest in and to all discoveries and improvements, whether patentable or not, which Employee may conceive or make during Employee's employment with Employer, and which relate to the business of Employer.


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         (F) EQUITABLE RELIEF. In the event of the violation of any of the restrictions contained in this paragraph, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subparagraph (a), (d) or (e) of this paragraph, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

         (G) RESTRICTIONS SEPARABLE. Each and every restriction set forth in this paragraph is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be enforceable in whole or in part.

                                6. MISCELLANEOUS

         (A) NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

                  (i)      If to Employer:
                                    c/o Thinkpath, Inc.
                                    2800 East River Road, 3rd Fl.
                                    Dayton, Ohio 45439


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                 (ii)     If to Employee:
                                    Robert Stramara
                                    29 Olcott Street
                                    Somerset, New Jersey
                                    08873

         Either party may alter the address to which communications or copies are to be sent by giving notice of such a change of address in conformity with the provisions of this paragraph for the giving of notice.

         (B) INDULGENCES. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         (C) CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         (D) BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.



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         (E) EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected herein as the signatories.

         (F) PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable in whole or in part.

         (G) ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, expressed or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         (H) PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         (I) GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.



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         (J) NUMBER OF DAYS. In computing the number of days for the purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sundays or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

         IN WITNESS THEREOF, the parties have executed this Agreement as of the date first written above.

THINKPATH, INC.


By: ____________________           By: ____________________


Name: _________________            Name: Robert Stramara


Title: __________________          Title: Operations Manager, New Jersey





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